Exhibit 10.1

Summary of Named Executive Officer 2007 Salaries, 2006 Bonus
Awards, 2007 Maximum Bonus Potential, and 2007 Equity and Performance Awards

Base Salary Adjustments.  The Compensation Committee approved adjustments to the annual base salaries for the five Named Executive Officers after a review of performance and competitive market data.  The table below sets forth the annual base salary levels of the Company's Named Executive Officers for 2006 and 2007 (the salary for 2006 became effective on July 1, 2006, and the salary for 2007 will become effective as of April 1, 2007).  The Named Executive Officers were determined based on those identified in the Summary Compensation Table contained in the Company’s proxy statement dated April 18, 2006 (the “2006 Proxy Statement”).

Annual Bonus Awards.  The Compensation Committee also authorized the payment of annual incentive (i.e., bonus) awards to each of the Company's executive officers in respect of the year ended December 31, 2006.  The annual bonus awards were made pursuant to the Company's annual bonus plan, with target percentages ranging from 50% to 100 % in 2006.  For each of the Named Executive Officers a minimum target percentage was established pursuant to such executive's employment agreement with the Company, which are listed as exhibits to the Company’s Current Report on Form 8-K to which this Exhibit 10.1 is attached and which are hereby incorporated by reference herein.  The Employment Agreements for Mr. Paz is also described in the 2006 Proxy Statement under the caption “Executive Compensation — Employment Agreements — Employment Agreement with Mr. Paz” beginning on page 20, and the Employment Agreements for Messrs. Lowenberg, Stiften, Boudreau and McNamee are described in the Company’s Current Report on Form 8-K filed on May 4, 2006.

Pursuant to the bonus plan, in order for any bonus amount to be paid the Company must meet an annual financial goal which is based on budgeted EBITDA (earnings before interest, taxes, depreciation and amortization) and earnings per share.  If the corporate financial target is not met, then the corporate bonus pool is reduced to the extent necessary to enable the Company to meet its target.  If the Company has met its annual financial goal, then actual bonus awards for executive officers are determined based on the executive officers’ respective bonus targets and an evaluation by the Committee (and in the case of senior executives also by the CEO) of the extent to which work plan goals were achieved.  In addition, if the Company meets certain “stretch” financial and work plan targets, bonus targets may be increased by as much as 100%.  The Committee reviews and approves the annual financial targets and the stretch work plan goals.  In determining the extent of the achievement of work plan goals, the Committee and the CEO evaluate the executive’s individual contribution to the corporate work plan.  For 2006, the Company achieved its “stretch” financial and work plan goals, and, accordingly, bonuses awarded to the Named Executive Officers were enhanced by up to 20%.
The Compensation Committee also authorized the award of annual incentive (i.e., bonus) awards to each of the Company’s Named Executive Officers in respect of the year ending December 31, 2007.  For the first time, these awards were granted as “Other Awards” under the Company’s 2000 Long-Term Incentive Plan, as amended (the “2000 LTIP”). In previous years, executives were given a bonus target which could be adjusted upward or downward within certain pre-approved parameters based on Company and individual performance. The 2007 annual bonus awards, however, represent the maximum amount which may be earned by the executive based on the achievement of individual and corporate stretch financial and workplan goals. The Compensation Committee may exercise discretion to reduce such bonuses based on Company performance, individual performance and other factors, but may in no event increase the amount of such bonuses beyond the maximum. In addition, if certain threshold earnings per share targets are not met, then no such bonuses may be paid.

The following table sets forth the 2006 and 2007 base salary levels, along with the annual bonus awards for 2006 and the maximum annual bonus awards for 2007, for each of the Named Executive Officers:

Name	Title	Annual Base Salary		Annual Bonus Award	Maximum Bonus Award
		2006	2007	2006	2007
George Paz	President, Chief Executive Officer & Chairman	$780,000	$920,000	$842,000	$2,124,000
David Lowenberg	President, CuraScript	$482,000	$496,000	$174,000	$923,438
Edward J. Stiften	Senior Vice President & Chief Financial Officer	$409,000	$445,000	$331,000	$872,000
Thomas M. Boudreau	Senior Vice President & General Counsel	$411,000	$440,000	$289,000	$757,313
Patrick McNamee	Senior Vice President & Chief Information Officer	$339,000	$349,000	$303,000	$537,075

 Annual Long Term Incentive Awards

On February 22, 2007, the Compensation Committee approved awards of certain long term incentive compensation to each of the Named Executive Officers.  The long term incentive compensation awards are comprised of a mix of performance shares, stock appreciation rights and restricted stock, all of which were granted under the 2000 LTIP, as follows:

Name	Title	Performance Shares	Stock Appreciation Rights	Shares of Restricted Stock
George Paz	President, Chief Executive Officer & Chairman	17,483	102,537	17,483
David Lowenberg	President, CuraScript	5,404	31,693	5,404
Edward J. Stiften	Senior Vice President & Chief Financial Officer	5,086	29,829	5,086
Thomas M. Boudreau	Senior Vice President & General Counsel	3,973	23,304	3,973
Patrick McNamee	Senior Vice President & Chief Information Officer	2,702	15,847	2,702

Performance Shares.  The performance shares are settled in shares of the Company’s common stock (the “Stock”) on a share-for-share basis.  The number of shares of Stock to be delivered upon settlement of the performance shares is determined based upon the Company’s performance over a set period versus a peer group of companies selected by the Compensation Committee.

Specifically, the number of shares issued in settlement of the performance share awards will depend on where the Company’s performance for the period from January 1, 2007 through January 1, 2010 ranks in relation to the designated peer group in three equally-rated metrics:

•	compound annual shareholder return (price appreciation plus reinvestment of monthly dividends and the compounding effect of dividends paid on reinvested dividends),
•	compound annual growth in earnings per share (basic earnings per share before extraordinary items and discontinued operations), and
•
average return on invested capital (income before extraordinary items (available for common stock) divided by total invested capital, which is the sum of total long-term debt, preferred stock, minority interest and total common equity).

In order for any shares to be issued under the performance share awards, the Company’s composite performance must rank in at least the 40th percentile in relation to its peer group.  Assuming the Company’s composite performance for the performance period is at the 40th percentile, the actual shares of Stock issued will equal 35% of the award targeted for the Named Executive Officer; at the 50th percentile, the actual shares of Stock issued will equal 100% of the award targeted for the Named Executive Officer; and at the 80th percentile, the actual shares of Stock issued will equal 250% of the award targeted for the Named Executive Officer, which is the maximum number of shares that can be awarded.  If the Company’s composite performance falls between these percentile rankings, the actual shares of Stock issued will be determined by interpolation.

Realization of the performance share awards and their actual value, if any, will depend on the applicable targets being met and the market value of the Stock on the date the performance share awards are settled.

The awards provide for certain rights in the event of termination of employment as a result of death, disability, retirement or termination by the Company without cause (as defined), but terminate in the event of termination of employment for any other reason prior to the last day of the performance period.  Notwithstanding the foregoing, the awards provide that upon a change of control (as defined) prior to the last day of the performance period, participants who remain employed on the date of a change in control or who terminated earlier on account of death, disability or retirement will receive cash equal to the value of the Stock represented by the performance shares on the last trading day before the change in control, and that participants who were terminated earlier by the Company without cause will receive the cash value of a portion of the Stock represented by the performance shares on the last trading day before the change in control.

The performance shares are subject to the terms of the 2000 LTIP and a Performance Share Agreement entered into with each participant.  The 2000 LTIP is listed as Exhibits 10.5, 10.6 and 10.7, and the form of award agreement is listed as Exhibit 10.2, to the Current Report on Form 8-K to which this Exhibit 10.1 is attached and are hereby incorporated herein by this reference.

Stock Appreciation Rights.  The stock appreciation rights (“SARs”) were granted with a specified exercise price of $78.65 per share, which was equal to the fair market value of the Stock on the date of grant, and will be settled in Stock to the extent there has been appreciation in the market value of the Stock from the date of grant to the date such SARs are exercised.  The SARs vest and become exercisable in equal amounts annually over a period of three years on the anniversary date of the grant, and expire on the seventh anniversary of their grant.  The actual value, if any, of the SARs will depend on the market value of the Stock on the date the SARs are exercised.

The SARs are subject to the terms and conditions of the 2000 LTIP as well as a Stock Appreciation Right Award Agreement entered into with each participant.  The 2000 LTIP is listed as Exhibits 10.5, 10.6 and 10.7, and the form of award agreement is listed as Exhibit 10.3, to the Current Report on Form 8-K to which this Exhibit 10.1 is attached and are hereby incorporated herein by this reference.

Restricted Stock.  The shares of restricted stock awarded to the Named Executive Officers are initially subject to restrictions which prohibit the sale or transfer of the restricted stock.  The restrictions on the restricted stock lapse as to one-third of each award annually over a period of three years on the anniversary date of the grant.  Holders are entitled to the same rights to dividends on and to vote shares of restricted stock as other shareholders.

The restricted stock awards are subject to the terms and conditions of the 2000 LTIP as well as a Restricted Stock Agreement entered into with each participant.  The 2000 LTIP is listed as Exhibits 10.5, 10.6 and 10.7, and the form of award agreement is listed as Exhibit 10.4, to the Current Report on Form 8-K to which this Exhibit 10.1 is attached and each are hereby incorporated herein by this reference.